Exhibit 99.1



CONTACT:          James R. Moore
                  HRE Properties, Inc.
                  (203) 863-8200


            STOCKHOLDERS OF HRE PROPERTIES, INC. APPROVE NAME CHANGE
                        TO URSTADT BIDDLE PROPERTIES INC.
                ALSO ELECTS THREE DIRECTORS AND APPROVES AUDITORS


Greenwich, Connecticut, March 11, 1998 ... At their annual meeting today, stockholders of HRE Properties, Inc. (NYSE: HRE) approved a change in the corporate name to Urstadt Biddle Properties Inc. The Company's NYSE ticker symbol will change from HRE to "UBP", effective March 12, 1998.

HRE's Board of Directors believes that the name HRE lacked identity and was easily confused with other real estate companies with similar acronyms. Whereas, the name Urstadt Biddle Properties Inc. demonstrates the commitment of Messrs. Urstadt and Biddle to the integrity and future of the Company. Charles J. Urstadt, Chairman and Chief Executive Officer, changed the company's corporate strategy to its present focus on investments in shopping centers, with primary emphasis in the Northeastern part of the United States. Willing L. Biddle, President and Chief Operating Officer, has a substantial interest in the Company and represents the next generation of leadership.

Shareholders also approved the election of Willing L. Biddle, Charles D. Urstadt and E. Virgil Conway as directors and the appointment of Arthur Andersen LLP as the auditors for the ensuing year.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust providing investors with a means of participating in the ownership of income-producing properties with ready liquidity. Urstadt Biddle Properties Inc. owns 20 properties containing approximately 3 million square feet of space.